EXHIBIT 99

                       PRESS RELEASE OF PSB HOLDINGS, INC.


                             For immediate release

Contact:  Robert G. Cocks, Jr., President and CEO 860-928-6501


                               PSB HOLDINGS, INC.
                       ANNOUNCES STOCK REPURCHASE PROGRAM


PUTNAM, CONNECTICUT - December 12, 2005; PSB Holdings, Inc. (Nasdaq Stock Market
- "PSBH") announced today that its Board of Directors has authorized a stock repurchase program pursuant to which the Company intends to repurchase up to 5% of its issued and outstanding shares, or up to approximately 347,000 shares. The timing of the repurchases will depend on certain factors, including but not limited to, market conditions and prices, the Company's liquidity requirements and alternative uses of capital. The stock repurchase program may be carried out through open market purchases, block trades, and in negotiated private transactions from time to time. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes, including the funding of the Company's stock-based incentive plan.

Robert G. Cocks, Jr., President and Chief Executive Officer of the Company, stated "We are pleased to announce the repurchase program. We believe our common stock is an attractive value at current trading prices and we believe the deployment of some of the Company's capital into this investment is warranted."

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Savings Bank, a federally chartered stock savings bank founded in 1862. As of September 30, 2005, Putnam Savings Bank had approximately $347.3 million in assets and approximately $232.1 million in deposits. PSB Holdings Inc.'s common stock trades on the Nasdaq Stock Market under the symbol PSBH. Investor information is available on Putnam Savings Bank's web site at www.putnamsavings.com.

This news release contains certain forward-looking statements, which are subject to risks and uncertainties. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements, including general economic conditions, changes in interest rates, regulatory considerations, and competition. The Company's reports filed from time to time with the Securities and Exchange Commission, including the Company's Form 10-KSB for the year ended June 30, 2005, describe some of these factors. Forward-looking statements speak only as of the date they are made and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements or to reflect the occurrence of unanticipated events.